EXHIBIT 3.5

                  CERTIFICATE OF CHANGE IN NUMBER OF AUTHORIZED
                AND ISSUED AND OUTSTANDING SHARES OF COMMON STOCK
                       OF ELINE ENTERTAINMENT GROUP, INC.

         Pursuant to Section 78.207 of the Nevada Revised Statutes of the State of Nevada, the undersigned, being the President of ELINE ENTERTAINMENT GROUP, INC., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), bearing file number C-12526-1997, does hereby certify that the following resolutions were adopted pursuant to the authority of the Board of
Directors:

         WHEREAS, the Corporation currently is authorized to issued up to 5,000,000,000 shares of common stock, par value $0.001 and 5,000,000 shares of preferred stock, par value $0.001.

         WHEREAS, the Corporation currently has issued and outstanding 70,137,954 shares of common stock.

         RESOLVED, that the Corporation shall reverse split its common stock on a ratio of 250 for one by decreasing the number its authorized shares of common stock from 5,000,000,000 shares to 20,000,000 shares, and correspondingly decreasing the number of its issued and outstanding shares of its common stock held by each stockholder of record on November 28, 2002 from 70,137,954 shares to approximately 282,552 shares of common stock, subject to rounding as hereinafter set forth; and be it

         FURTHER RESOLVED, that on the effective date of the actions herein adopted, the Corporation's authorized common stock shall consist of 20,000,000 shares, par value $.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share; and be it

         FURTHER RESOLVED, that the effective date of the actions herein adopted shall be November 29, 2002; and be it

         FURTHER RESOLVED, that no cash will be paid or distributed as a result of the aforedescribed reverse stock split of the Corporation's common stock, and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the stock split will be rounded up to the nearest whole share; and be it

         FURTHER RESOLVED, that as these actions have been approved by the Corporation's Board of Directors in conformity with the provisions of Section
78.207 of the Nevada Revised Statutes, and no stockholder approval is required in connection therewith.

         The foregoing resolutions and this Certificate were adopted by the Board of Directors of the Corporation pursuant to a written consent of the sole director of the Corporation dated November 18, 2002.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed this Certificate as of November 18, 2002.

                                        ELINE ENTERTAINMENT GROUP, INC.

                                        By:/s/ Barry A. Rothman
                                           ---------------------------
                                           Barry A. Rothman, President

                                        2